EXHIBIT B

                        AMENDED AND RESTATED SHARE ACQUISITION VOTING AND DISPOSITION AGREEMENT executed as of April 29, 2003 (the "Execution Date") and effective as of May 9, 2002 (the "Effective Date") among ICT Technologies, Inc. (the "Company"), Europhone USA, Inc. ("Europhone USA"), Vasilios Koutsobinas ("Koutsobinas") and Joshua Shainberg ("Shainberg").

      WHEREAS, the parties hereto, C.Trade USA, Inc. ("C.Trade") and Nick Kontonicolas ("Kontonicolas") executed certain transactions during 2002 (collectively, the "Transaction") pursuant to which the businesses operations of the Company, Europhone USA, Europhone Inc. ("Europhone"), Eurospeed, Inc. ("Eurospeed") and Eurokool, Inc. ("Eurokool") have been operated on a combined basis;

      WHEREAS, subsequent to the Effective Date, (i) the parties hereto, C.Trade and Kontonicolas have agreed that certain shares of common stock of the Company issued to C.Trade and held by Koutsobinas pending the performance of finder services by Kontonicolas shall be cancelled and (ii) the parties hereto have determined that the capital stock of 6 million shares shall be contributed to the Company; and

      WHEREAS, the parties wish to set forth fully herein the terms of the Transaction, as amended hereby;

      NOW, THEREFORE, the parties hereto agree as follows:

      SECTION 1. Issuance of Shares; Consideration. (a) On or about April 29, 2002, the Company issued (i) 68 million new shares of common stock to Vasilios Koutsobinas and (ii) 10 million new shares of common stock to Europhone USA, which is wholly owned by Koutsobinas (the shares described in (i) and (ii) being referred to collectively herein as the "Consideration Shares") in exchange for the transfer to the Company of the following assets/agreements:

            (i) a 100% ownership interest in Europhone, Inc. ("Europhone"); at the Effective Date, Europhone was party to the following agreements:

                  (A) an agreement dated as of June 9, 2002 between Ningbo Bird Corporation Ltd. and Europhone;

                  (B) an agreement dated December 29, 2001 between Guangdong Chigo Air Conditioning Co., Ltd. and Europhone;

                  (C) an agreement dated July 7, 2002 between Guangdong Richvast Group Company, Limited and Europhone;

                  (D) an agreement dated December 29, 2001 between Giantco, Limited and Europhone; and

                  (E) an agreement dated October 17, 2001 between Canquest Communications (Online) Inc, and Europhone;

            (ii) 100% ownership interests in Eurokool and Eurospeed;

            (iii) an agreement dated as of October 27, 2000 between Canquest Communications (Canada) Inc. and Europhone USA;

            (iv) an agreement dated November 20, 2001 between IGAEA, and Europhone USA.

            (b) The parties acknowledge that the agreements described in clauses
(iii) and (iv) of Section 1(a), as well as the following agreements entered into by Europhone USA subsequent to the Effective Date, have been performed (to the extent performed prior to the Execution Date) by Europhone USA as agent for the
Company:

            (i) an agreement dated as of August 8, 2002 between 9278 Communication, Inc. and Europhone USA; and

            (ii) an agreement dated August 20, 2002 between PNG
            Telecommunications, Inc., and Europhone USA.

            (c) In recognition of the fact that the businesses of the Company and Europhone USA have been operated on a combined basis since the Effective Date, the parties agree that Koutsobinas hereby contributes to the Company a 100% ownership interest in Europhone USA.

      SECTION 2. Current Stock Ownership. Each of the parties hereto other than the Company represents that it holds directly the number of shares of the Company's common stock set forth on Schedule A hereto (such shares, together with any other shares of capital stock of the Company acquired by any such party after the Effective Date (including through the exercise of stock options, warrants or similar rights or the conversion or exchange of securities), being referred to herein as "Shares"). Each party further represents and warrants that each transfer of Shares by him or it subsequent to the Effective Date has been in compliance with the terms of this Agreement (including without limitation the last sentence of Section 3).

      SECTION 3. Limitations on Transfer and other Actions. During the period (the "Restricted Period") beginning on the Effective Date and ending on June 30, 2007, each of Koutsobinas and Shainberg (each a "Stockholder" and collectively the "Stockholders") hereby agrees that he will not, and will not enter into any contract, option or other undertaking to, sell, transfer, assign or otherwise dispose of more than two million Shares in any year or grant any right or proxy to vote or grant consent in lieu of a vote with respect to any Shares, now owned or hereafter acquired by such party. Notwithstanding the foregoing, Koutsobinas and Shainberg may sell, transfer, assign or otherwise dispose of any Shares to any person directly or indirectly controlling, or controlled by such party ("Affiliate") or such party's parent, spouse, child, sibling or any trust or other estate planning vehicle created for the primary benefit of such parent, spouse, child or sibling (each a "Family Member"), provided that (i) in the case of a transfer by Shainberg, Koutsobinas receives prior written notice of such transfer and (ii) the Affiliate or Family Member to which such Shares, or interest therein, is or may be sold, transferred, assigned, otherwise disposed of, executes an agreement in form and substance that is reasonable pursuant to which such Affiliate or Family Member agrees to be bound by the terms and conditions of this Section 3 and Section 4.

      SECTION 4. Agreement to Vote; Grant of Irrevocable Proxy; Appointment of Proxy. During the Restricted Period, unless otherwise directed in writing by
Koutsobinas:

            (a) Shainberg hereby agrees to vote or to give a written consent with respect to, all Shares which he is entitled to vote, only as directed in writing by Koutsobinas.

            (b) Shainberg hereby irrevocably and severally grants to, and appoints, Koutsobinas and any person designated by Koutsobinas to act in his place, a proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of Shainberg, to vote his Shares beneficially owned, or grant a consent or approval in respect of such Shares beneficially owned. Shainberg agrees to execute such other instruments as may reasonably be necessary or advisable to effect the intent of each proxy granted hereby and not to give any subsequent proxies with respect to the Shares beneficially owned (which, if given, shall be void ab initio and shall not be effective).

            (c) Shainberg represents and warrants that any proxies (other than the proxies contained in Section 4(b) hereof) heretofore given in respect of his Shares beneficially owned are hereby revoked and that any consent necessary for such revocation has been previously obtained.

            (d) Shainberg hereby affirms that his proxy granted in Section 4(b) is coupled with an interest and may under no circumstances be revoked. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the applicable provisions of the Delaware General Corporation Law. Such irrevocable proxy shall be valid until the expiration, or the termination in accordance with Section 8, of the Restricted Period.

      SECTION 5. Other Dealings. During the Restricted Period, each Stockholder shall, and shall cause his or its Affiliates to, offer to the Company any and all transactions, proposals, business plans, acquisitions, consultancies, advisories or other corporate opportunities that become available to such Stockholder and are within the scope of the business conducted by the Company at the time the same becomes available to such Stockholder, and such Stockholder may only pursue any such opportunity outside the Company with the prior written approval of a majority of Board of Directors of the Company.

      SECTION 6. Representations and Warranties of the Company. The Company hereby represents and warrants to Koutsobinas and Europhone USA that the Consideration Shares have been duly authorized, validly issued, are fully paid and nonassessable and, upon issuance, were free and clear of all liens, claims or encumbrances (collectively, "Liens") other than Liens created by or through the recipients thereof. The issuance and delivery of such shares was not subject to any preemptive right of shareholders of the Company that has not been waived or to any right of first refusal or other right in favor of any person that has not been waived.

      SECTION 7. Other Representations and Warranties. Each party, severally and not jointly, represents and warrants in respect of himself or itself that:

            (a) Such party has the necessary power and authority to enter into this Agreement and to perform his or its obligations under this Agreement. If such party is not an individual, the execution and delivery of this Agreement by it and the performance of its obligations under this Agreement have been duly and validly authorized by all necessary action, and no other proceedings on the part of any such party are necessary to authorize such execution, delivery or performance.

            (b) The execution and delivery of this Agreement by such party does not, and the performance by such party of his or its obligations under this Agreement will not, (i) conflict with or violate the certificate or articles of incorporation, bylaws, partnership agreement, trust instrument or other organizational document (if any) of any such person, (ii) conflict with or violate any legal requirement applicable to any such person or by which any of its properties or assets (including any Shares held by it) is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any Shares held by him or it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the such person is a party or by which such person or any of its properties or assets (including any Shares held by him or it) is bound or affected.

            (c) The execution and delivery of this Agreement by such party does not, and the performance of this Agreement by such party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental body, except for any filing which may be required by the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

      SECTION 8. Termination. The provisions of Sections 3 through 5 shall terminate upon the earliest to occur of:

            (a) the written agreement of all of the Stockholders and the Company;

            (b) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding (x) any merger effected exclusively for the purpose of changing the domicile of the Company or
(y) any transaction or series of related transactions following which holders of the Company's voting securities outstanding immediately prior to such transaction or series of related transactions hold more than 50% of the voting securities of the entity surviving such transaction or series of related transactions or an entity controlling such surviving entity), or the sale or transfer by the Company of all or substantially all of its assets otherwise than to a wholly-owned affiliate of the Company or to an entity more than 50% of the voting securities of which (or of the controlling entity of which) is held following such sale or transfer by holders of the Company's voting securities prior to such sale or transfer (any such event a "Change of Control"); and

            (c) the complete liquidation, dissolution and winding up of the Company.

      SECTION 9. Further Assurances. Each party will, at the Company's expense, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or any party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

      SECTION 10. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such person's Shares and shall be binding upon any person to which legal or beneficial ownership of such person's Shares shall pass, whether by operation of law or otherwise, including without limitation, such person's heirs, guardians, administrators or successors. The certificates evidencing the Shares shall have bear a legend to the foregoing effect. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company or the acquisition of additional Shares by any Stockholder the number of Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to such additional Shares.

      SECTION 11. Amendment. This Agreement may not be amended, supplemented, modified or waived except by any instrument in writing signed by all of the parties hereto.

      SECTION 12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) if delivered in person, or sent by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

            If to the Company, to:

            ICT Technologies, Inc.
            33 West Main Street
            Elmsford, NY 10253

            with a copy to:

            Kenneth G. Alberstadt
            111 Broadway, 18th Floor
            New York, New York 10006
            Fax: (212) 404-7567

            If to any Stockholder, at the address set forth in the Company's records.

Any party may change its address for notices by notice to the other parties in accordance with this Section.

      SECTION 13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

      SECTION 14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof, except to the extent that the laws of the State of Delaware are mandatorily applicable hereto.

      SECTION 15. Consent to Jurisdiction; Consent to Service. THE PARTIES HERETO HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE
 OF THE FEDERAL AND STATE COURTS LOCATED IN WESTCHESTER
COUNTY, NEW YORK IN CONNECTION WITH ANY LITIGATION ARISING OUT
 OF OR RELATING TO THIS AGREEMENT. THE PARTIES HERETO HEREBY
 WAIVE PERSONAL SERVICE OF ANY PROCESS IN CONNECTION WITH ANY
 SUCH LITIGATION AND AGREE THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO OR BY PERSONAL
 DELIVERY TO ANOTHER PARTY TO THIS AGREEMENT AT SUCH OTHER
 PARTIES' ADDRESS SPECIFIED IN SECTION 12.

      SECTION 16. Specific Performance. The parties hereto agree that if any of the provisions of Sections 3 through 5 were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall (without the posting of bond or other security), be entitled to obtain from any court of competent jurisdiction specific performance of the terms hereof, in addition to any other remedy at law or equity.

      SECTION 17. Binding Effect. Without limitation of Section 20, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and assigns of the parties hereto. In addition, for so long as the Restricted Period has not expired or been terminated, Sections 3 through 5 shall be binding upon any Affiliates and Family Members of the parties hereto (and the parties hereto shall cause their Affiliates and Family Members to comply with the terms thereof) and the transferees of any Shares held by the parties hereto (other than (i) transferees pursuant to a distribution of securities registered under the Securities Act that is consented to by Koutsobinas and (ii) transferees who are not Affiliates or Family Members of any of the parties hereto and who receive their Shares in a transaction permitted by
Section 3). Notwithstanding the foregoing, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

      SECTION 18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. Without limitation of the foregoing, this Agreement supersedes
(i) that certain letter of intent dated May 9, 2002 among C.Trade, the Company, Europhone USA, Europhone Inc., Eurokool USA Inc., Eurokool Inc., Eurospeed USA Inc. and Eurospeed Inc., (ii) that certain Stockholder Agreement dated as of May 9, 2002 for the benefit of Koutsobinas, Kontonicolas and Shainberg, (iii) that certain letter agreement dated May 9, 2002 among the Company, Shainberg, Kontonicolas and C.Trade and (iv) that certain Receipt dated December 17, 2002 between Koutsobinas and Kontonicolas.

      SECTION 19. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this .Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      SECTION 20. Assignment. Neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that no such assignment shall relieve any party hereto of its obligations hereunder if such transferee does not perform such obligations.

      SECTION 21. Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections, subsections and clauses referred to Sections, subsections and clauses of this Agreement unless otherwise stated.

                                            ICT TECHNOLOGIES, INC.


                                            By: /s/ Vasilios Koutsobinas
                                               ---------------------------------
                                            Name:  Vasilios Koutsobinas
                                            Title: CEO and Chairman of the Board

                                            By: /s/ Joshua Shainberg
                                               ---------------------------------
                                            Name:  Joshua Shainberg
                                            Title: President


                                            EUROPHONE USA, INC.

                                            By: /s/ Vasilios Koutsobinas
                                               ---------------------------------
                                            Name: Vasilios Koutsobinas
                                            Title:President






                                                                      SCHEDULE A

                         Beneficial Ownership of Shares

Stockholder                              Shares Beneficia1y Owned

Europhone USA, Inc.                      10,000,000

Vasilios Koutsobinas                     68,000,000

Joshua Shainberg                          5,960,000